Exhibit 99.1

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America
Reports Fourth Quarter and Fiscal Year Earnings

Minneapolis, MN—March 30, 2015—Appliance Recycling Centers of America, Inc. (“ARCA” or the “Company”) (Nasdaq:ARCI), a leading provider of appliance recycling and retailing services, today announced results for its financial reporting periods ended January 3, 2015. Key highlights are as follows:

•	2014 sales were at a record level.

•	The Company recorded profitable results in 2014.

•	At year end, the Company’s:

◦	Cash on hand was $3.5 million.

◦	Bank line of credit excess availability was $4.9 million.

◦	Working capital was $10.3 million.

◦	Net book value was $16.2 million.

•	The Company is making strategic and operational progress.

•	Scrap prices have been in decline.

•	The carbon offset market has freed up; $450,000 to $650,000 for carbon offsets expected by late April.

•	Section 111(d) of the Clean Air Act represents significant opportunity for ARCA.
ARCA’s financial results shown in the attached table and in the Company’s Form 10-K, which was filed with the Securities and Exchange Commission today, reflect adjustment in all applicable reporting periods for the previously communicated California sales tax accrual. Discussion regarding the Company’s financial results follows:
Full Year
For the year, the Company reported profitable results on record sales. Total revenues in 2014 were $130.9 million, up 2.3% compared with 2013 revenue of $127.9 million. The Company’s reported net income in 2014 was $0.8 million, or $0.13 per diluted share. This compares with net income in 2013 of $3.1 million, or $0.55 per diluted share, which included the impact of a deferred tax asset valuation allowance adjustment that added $2.2 million, or $0.37 per diluted share, to 2013 net income.
Fourth Quarter
Revenues for the fourth quarter of 2014 were $31.8 million, which is $0.8 million or 2.4% less than the same period in 2013 due mainly to the receipt of $0.7 million in carbon offsets in the fourth quarter of 2013; no carbon offsets were received in the fourth quarter of 2014. The fourth quarter of 2014 was also impacted by lower byproduct revenues due to a decline in scrap prices.

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For the quarter, the Company reported a loss before taxes and non-controlling interests of $0.9 million, compared with income of $0.5 million during the same period of the prior year. The net after-tax loss for the fourth quarter of 2014 was $0.6 million, or $0.10 per diluted share, compared with net after-tax income of $2.0 million, or $0.34 per diluted share, reported during the same period in the prior year. This variance was caused by the deferred tax asset valuation allowance adjustment mentioned above, timing of carbon offset income, scrap price erosion, and the impact of promotional retail pricing in our ApplianceSmart division.
Retail Appliance Sales
ApplianceSmart, the Company’s retail division, posted sales of $16.2 million for the fourth quarter, an increase of $0.6 million, or 3.6%, compared with the same period of 2013. The increase was due mainly to an extra week in the fourth quarter of fiscal 2014 compared with fiscal 2013. ApplianceSmart reported an operating loss of $1.2 million for the fourth quarter of 2014, compared with an operating loss of $0.8 million in the same period of the prior year. This was due to aggressive pricing in 2014 especially for extended Black Friday promotions in November.
Recycling Revenues
Recycling revenues, which consist of appliance recycling fees and appliance replacement revenues generated through the Company’s recycling division, ARCA Recycling, Inc., decreased $0.3 million, or 2.4%, to $11.2 million in the fourth quarter of 2014. Appliance replacement revenues decreased $0.6 million, while appliance recycling fees increased $0.3 million. Although sales of appliance replacement units in the fourth quarter of 2014 were significant, the Company did not experience the same volume as in the prior year when one utility accelerated appliance installations into its 2013 program year.
Byproduct Revenues
The Company’s byproduct revenues, which also include revenue from AAP operations, decreased $1.0 million to $4.3 million, compared with the fourth quarter of 2013. The Company recognized $0.7 million in revenues from the sale of carbon offsets during the fourth quarter of 2013 with no corresponding carbon offset revenue in the fourth quarter of 2014. Overall recycling volumes increased during the fourth quarter of 2014 but revenues were impacted by declines in the selling price of scrap steel, non-ferrous metals and plastics when compared with the fourth quarter of 2013.
Commentary
Commenting on the Company’s strategic and operational progress, Mark Eisenschenk, ARCA’s President and Chief Executive Officer, said, “Since I’ve been in my role as CEO, our team has achieved significant strategic and operational accomplishments, some of which are as follows:

•
Strategic Planning. With help from a professional strategic planning facilitator, ‘thought leaders’ in the Company developed a comprehensive working strategic plan for our business. This plan outlines critical initiatives that include: (1) immediately reducing operating costs, (2) growing sales in all areas of our business, (3) pursuing external business development, and (4) capitalizing on opportunities available through our country’s pending implementation of Section 111(d) of the Clean Air Act.

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•
Organizational Realignment. We functionally restructured our organization. Todd Lein, who has extensive appliance operations experience, was promoted to Vice President of Operations and is now responsible for all aspects of our retail and recycling operations. Rachel Holmes, Vice President of Business Development, in addition to her responsibility for organic sales growth, assumed expanded responsibility for marketing. Jeffery Ostapeic joined ARCA as Chief Financial Officer. Jeff brought to ARCA a new level of financial acumen, having previously served as an audit partner for the national certified public accounting firms of Grant Thornton LLP and McGladrey Pullen LLP.

•
Space Reduction. We simply have too much space. And too much space means too much cost. That said, we’ve already reduced and are continuing to reduce retail stores to roughly a 20,000-square-feet footprint. We relocated and continue to relocate operations functions to other existing facilities. And we are in the process of downsizing our corporate office.

•
Sales Training. We implemented a program to improve retail customer experiences. More than 100 ApplianceSmart sales associates, managers and leaders of our appliance delivery teams have been trained in how to better care for retail guests. We believe great customer experiences can lead to increased financial results for the Company.

•
Admittance into the California Managed Audit Program. While our ultimate obligation for utility program-related sales taxes is up for debate, the fact that we were admitted into the Managed Audit Program is significant. The Company has estimated and accrued $3.9 million ($2.4 million net of tax) for the California sales tax, which is in line with what was mentioned in previous communication. Admission into the Managed Audit Program should help us better manage our exposure relative to this controversial issue.

•
Patent on Our Refrigerant Recovery System. Refrigerant recovery is a key part of our business. Our state-of-the- art refrigerant recovery and management system now has U.S. patent protection. This patent should make it more difficult for others to attempt to do what we do.

•
RIOS Certification. ‘RIOS’ stands for Recycling Industry Operating Standards. RIOS is the gold standard of excellence in the recycling industry. It encompasses ISO 9001 quality standards, ISO 14001 environmental standards and OHSAS 18001 health and safety standards. Last month our AAP joint venture received RIOS certification at its operation in Philadelphia. We’re pleased to say no other appliance recycling company in the United States has been awarded this highly regarded certification.”

Commenting on the business, Mr. Eisenschenk continued, “The decline in scrap prices that affected ARCA in the fourth quarter of 2014 continued into 2015. The United States has experienced across-the-board declines in virtually all commodity prices, from grain to oil to lumber to metals. These declines are due in large part to the strength of the U.S. dollar, which makes it expensive for countries such as China and Turkey to purchase scrap metal from suppliers located in the United States. Consequently, foreign buyers have shifted their purchases from the U.S. to European countries and elsewhere. At the same time, U.S. steel mills have been finding it more advantageous to import high-quality billets of steel made from virgin iron ore than to purchase U.S.-generated scrap. As a result, in the near term, ARCA’s scrap revenues per ton have declined further in 2015. It is unclear when scrap prices will recover and what the impact will be on our byproduct revenues. On another note, the carbon offset markets that had been frozen a large part of 2014 have freed up. We expect to receive $450,000 to $650,000 for carbon offsets by late April.”
Mr. Eisenschenk concluded by saying, “We’re continuing to implement initiatives set out in our working strategic plan. Important activities include, among other things, conducting a national search for a high-level appliance replacement and recycling sales leader; that search is underway. Also, and this is important, I believe ARCA will be a beneficiary of Section 111

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(d) of the Clean Air Act, which mandates reductions in greenhouse gas emissions on a national basis . ARCA’s business model includes eliminating energy-guzzling refrigerators and other inefficient appliances from the grid; this is specifically addressed by Building Block 4 of Section 111(d) of the Act. Effects of this mandate could positively and substantially transform our business. We’re determined to capitalize on this significant opportunity.”
About ARCA
ARCA's business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA Advanced Processing, LLC employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits. ARCA is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. ARCA's twelve regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Mark Eisenschenk, CEO
(952) 930-9000

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	January 3, 2015	December 28, 2013
		(as restated)
ASSETS
Current assets:
Cash and cash equivalents	$3,523	$1,948
Accounts receivable	10,954	12,278
Inventories	16,113	16,654
Income taxes receivable	709	82
Other current assets	1,096	622
Deferred tax assets	1,868	1,593
Total current assets	34,263	33,177
Property and equipment, net	11,761	11,424
Restricted cash	—	500
Other assets	722	948
Total assets	$46,746	$46,049

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,380	$5,880
Accrued expenses	7,218	6,971
Line of credit	9,237	9,661
Current maturities of long-term obligations	1,138	1,131
Total current liabilities	23,973	23,643
Long-term obligations, less current maturities	5,118	5,447
Other noncurrent liabilities	369	518
Deferred income tax liabilities	1,048	1,092
Total liabilities	30,508	30,700

Commitments and contingencies	—	—

Shareholders' equity:
Common Stock	21,137	20,846
Accumulated deficit	(6,173)	(6,944)
Accumulated other comprehensive loss	(661)	(464)
Total shareholders' equity	14,303	13,438
Noncontrolling interest	1,935	1,911
	16,238	15,349
Total liabilities and shareholders' equity	$46,746	$46,049

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Fiscal Years Ended
	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
	(unaudited)	(as restated)		(as restated)
Revenues:
Retail	$16,249	$15,678	$67,023	$68,556
Recycling	11,236	11,518	45,914	41,002
Byproduct	4,277	5,346	17,993	18,320
Total revenues	31,762	32,542	130,930	127,878

Costs of revenues	24,429	24,450	98,120	95,187
Gross profit	7,333	8,092	32,810	32,691
Selling, general and administrative expenses	7,976	7,224	30,259	29,295
Operating income (loss)	(643)	868	2,551	3,396

Other income (expense):
Interest expense, net	(288)	(287)	(996)	(1,252)
Other income (expense), net	9	(77)	(46)	(90)
Income (loss) before income taxes and noncontrolling interest	(922)	504	1,509	2,054
Provision for (benefit of) income taxes	(262)	(1,780)	714	(1,408)
Net income (loss)	(660)	2,284	795	3,462
Net loss (income) attributable to noncontrolling interest	54	(284)	(24)	(315)
Net income (loss) attributable to controlling interest	$(606)	$2,000	$771	$3,147

Income (loss) per common share:
Basic	$(0.10)	$0.36	$0.14	$0.57
Diluted	$(0.10)	$0.34	$0.13	$0.55

Weighted average common shares outstanding:
Basic	5,788	5,571	5,676	5,562
Diluted	5,788	5,847	5,780	5,742